EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger

Media Relations
(404) 885-8555
david.rubinger@equifax.com

John L. Clendenin Announces Retirement as Director of Equifax

ATLANTA, March 28, 2008 — Equifax Inc. (NYSE: EFX) today announced that John L. Clendenin has informed the Board of Directors of his intention to retire as a Director effective May 9, 2008, following the regular Board meeting scheduled for that date.  Mr. Clendenin has served on the Board since 1982.  He was Lead Director from 2002 until 2004, and is currently a member of the Finance and Governance Committees of the Board, and was previously Chairman of the Audit and Governance Committees and a member of the Executive Committee. Mr. Clendenin’s current term as a director was scheduled to expire in 2010.

Mr. Clendenin retired as Chairman of the Board of BellSouth Corporation in 1997, and served as Chairman, President and Chief Executive Officer of BellSouth from 1983 until 1996.

Commenting on Mr. Clendenin’s retirement from the Board, Richard F. Smith, Equifax Chairman and Chief Executive Officer, said: “On behalf of the Board, I would like to extend to John our gratitude for his many years of dedicated and thoughtful service to the company.  His contributions have been exceptional and his insights as a Board member have been instrumental in the growth of our company over the past 26 years.”

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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